EXHIBIT 99.1

For Immediate Release:	Contact:	Thomas Johnson (Financial)
(678) 742-8181
Nancy Young (Media)
(678) 742-8118

RUSSELL CORPORATION REPORTS
2003-FOURTH QUARTER AND YEAR END RESULTS

——————

Earnings per share were at the higher end of forecast

ATLANTA, GA (February 12, 2004) – Russell Corporation (NYSE: RML) today reported fiscal 2003-fourth quarter net income of $14.5 million, or $.44 per diluted share, which included non-recurring favorable tax effects of $2.6 million, or $.08 per share, compared to $14.5 million, or $.45 per diluted share, in the prior year. The 2003-fourth quarter results included a pre-tax charge of ($5.9) million, or ($.12) per diluted share, associated with the Company’s Operational Improvement Program. Excluding charges associated with the Company’s Operational Improvement Program and the non-recurring favorable tax effects, net income in the 2003-fourth quarter would have been $15.9 million, or $.48 per diluted share.

First Call reports estimates for the Company’s 2003-fourth quarter earnings, excluding charges, ranged between $.41 and $.47 per share, with a mean estimate of $.43 per diluted share. Previously, the Company indicated that its 2003-fourth quarter net income, before any charges associated with its Operational Improvement Program, were projected to be in the range of $0.41 to $0.49 per share.

“During the quarter, we aggressively reduced costs in all areas of our business, which enabled us to be at the high end of our earnings guidance,” said Jack Ward, chairman and chief executive officer. “However, our top-line was softer than anticipated, principally as a result of key customers continuing to reduce their inventories and poor weather conditions impacting fleece sales.”

For the 2003-fourth quarter, a 13-week period, net sales were $302.4 million, a decrease of 2%, or $6.0 million, from $308.4 million in the year-ago quarter, a 14-week period. In the U.S., net sales were $279.0 million compared to $285.8 million in the year-ago quarter. For the 2003-fourth quarter, net sales in the Athletic channel were up 19%, driven by the Company’s acquisitions of Spalding and Bike. Net sales in the Mass Retail channel were down 15% from the year-ago quarter primarily due to reduced inventory levels of key retailers versus prior year and the poor weather conditions impacting fleece sales in the United States. Net sales in the Artwear/Careerwear channel were down approximately 6%, reflecting lower pricing. International net sales were $23.4 million, an increase of 3%, or $0.7 million, reflecting the positive effects of foreign currency translation.

Gross profit was $91.3 million, or a 30.2% gross margin, for the 2003-fourth quarter versus a gross profit of $92.1 million, or a 29.9% gross margin, in the prior year. During the 2003-fourth quarter, gross profit was positively impacted by the Spalding and Bike acquisitions, and by on-going cost-saving initiatives. These positive impacts were offset by: (i) pricing pressures; (ii) additional costs for new product features; (iii) higher pension and medical insurance costs; and (iv) higher raw material costs for cotton and polyester.

Selling, general and administrative expenses (“SG&A”) for the 2003-fourth quarter were $65.0 million, or 21.5% of net sales, versus $61.3 million, or 19.9% of net sales, in the comparable period last year. Excluding ($3.2) million of the pre-tax charge associated with the Operational Improvement Program, SG&A expenses in the 2003-fourth quarter would have been $61.8 million, or 20.4% of net sales, which was basically flat with the year-ago quarter. The Company benefited from its various cost-saving initiatives and was able to offset the majority of the incremental SG&A expenses from its acquisitions as well as additional expenses for marketing and advertising. For the 2003-fourth quarter, total marketing expenses increased approximately $3.7 million over the comparable period last year.

In the 2003-fourth quarter, the Company recognized non-recurring tax benefits and other deferred tax adjustments of approximately $2.6 million, or $.08 per share. Excluding the non-recurring tax adjustments, the effective tax rate for the 2003-fourth quarter would have been 33.9% compared to 37.2% in the year-ago quarter.

Year-to-date Results
 For fiscal 2003, a 52-week period, net sales were up $21.9 million to $1.186 billion, a 1.9% increase over sales of $1.164 billion in fiscal 2002, a 53-week period. Gross profit was $344.1 million, or a 29.0% gross margin, for fiscal 2003 versus a gross profit of $338.6 million, or a 29.1% gross margin, in the prior year.

SG&A expenses for fiscal 2003 were $246.5 million or 20.8% of net sales, versus $235.8 million, or 20.3% of net sales in fiscal 2002. Excluding special charges in both fiscal years, SG&A expenses for fiscal 2003 would have been $241.9 million, or 20.4% of net sales, an increase of $11.1 million over $230.8 million, or 19.8% of net sales, in fiscal 2002. For fiscal 2003, total marketing expenses increased approximately $15.4 million over fiscal 2002. During fiscal 2003, the Company benefited from its various cost-saving initiatives and was able to offset the majority of the incremental SG&A expenses from its acquisitions as well as the additional expenses for marketing and advertising.

Excluding the non-recurring tax effects described above, the effective tax rate for fiscal 2003 would have been 36.8% compared to 37.2% in fiscal 2002.

For fiscal 2003, a 52-week period, net income was $43.0 million, or $1.32 per diluted share, versus $34.3 million, or $1.06 per diluted share, in fiscal 2002, a 53-week period. Excluding charges associated with the Company’s Operational Improvement Program and the favorable impact from the non-recurring tax adjustments, net income in fiscal 2003 would have been $45.3 million, or $1.38 per diluted share. For fiscal 2002, earnings per share included an after-tax charge of ($.39) per share associated with the early retirement of debt, an after-tax gain of $.05 per share associated with the sale of non-core assets, and an after-tax charge of ($.10) per share related to increasing the Company’s bad debt reserve. Excluding these items, net income for fiscal 2002 would have been $48.5 million, or $1.50 per diluted share.

Outlook
 “During 2004, we will continue our aggressive actions to build long-term sales and profits for both the Athletic and Activewear sides of the business,” said Ward. “In the Athletic Group, Russell Athletic has renewed its Bowl Championship Series (BCS) sponsorship with ESPN and ABC Sports for the next two seasons, which goes through the championship game in January 2006. Additionally, Russell Athletic continues to be a leader in new product introductions such as Sweatless Sweats™, the industry’s first line of moisture management fleece. The Sweatless Sweats product line is part of Russell Athletic’s high-performance Dri-POWER® collection and will be available at retail in fall 2004.

“Spalding has performed exceptionally well since its acquisition nine months ago and we believe there are substantial upside opportunities for this business,” continued Ward. “In 2004, Spalding will introduce more than 40 new products and launch a new marketing campaign which includes television and print ads featuring Boston Celtics superstar Paul Pierce. Spalding also recently announced a four-year agreement to be the exclusive provider of the Arena Football League’s official game ball, beginning with the 2004 season that kicked off this month on NBC.

“In the Activewear Group, our JERZEES brand maintained its leadership position in both men’s and boy’s fleece at mass retail,” said Ward. “In the Artwear market, we are a leading supplier and we plan to grow our business. For 2003, our JERZEES brand continued as the number one fleece product in that channel with a share of 42.3%. Furthermore, in the blended fleece category, the largest segment of the fleece market, our JERZEES brand had a share of 55% for the month of December and finished 2003 with a share of 52.3%.

“In the overall T-shirt category, our share was unchanged at 12.6% for the year. However, our JERZEES brand became the number one T-shirt in the blended category in 2003 with a 33.2% share, an increase of 2.3 share points from the prior year,” Ward continued. “JERZEES also became the number one brand in the knit (sportshirt) category with a share of 21.0% in 2003.” All U.S. market and market share data for the Artwear channel is based on the S.T.A.R.S. Report produced by ACNielsen Market Decisions.

“Given the highly competitive pricing environment in the Activewear channels coupled with significantly higher fiber costs, we continue to approach our business cautiously,” said Ward.

“We are now forecasting 2004 sales to be in the range of $1.26 billion to $1.30 billion. With our 2004 fiber costs currently projected to be about 25% to 30% higher than 2003, we are continuing to forecast 2004 net income to be in the range of $1.40 to $1.60 per share.”

For 2004, Russell expects:

•	First quarter earnings to be in the range of $.06 to $.10 per share;
•	Second quarter earnings to be in the range of $.12 to $.18 per share;
•	Third quarter earnings to be in the range of $.70 to $.77 per share; and,
•	Fourth quarter earnings to be in the range of $.50 to $.55 per share.

Conference Call Information
 Management will have a conference call today, February 12, 2004 at 8:30 a.m. eastern time to discuss the fourth quarter results. The call may be accessed at (877) 264-7865 (domestically), or (706) 634-4917 (internationally), using conference ID number 5179604. The call will also be simultaneously webcast via the Investor Relations homepage of the Company’s website at www.russellcorp.com. A replay of the call will be available through the website for 30 days. In addition, you can register through the above referenced website if you would like to receive press releases, conference call reminders and other notices.

About Russell Corporation
 Founded in 1902, Russell Corporation is a leading branded athletic, outdoor and activewear company with over a century of success in marketing athletic uniforms, apparel and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s brands include: Russell Athletic®, JERZEES®, Mossy Oak®, Cross Creek®, Discus®, Moving Comfort®, Bike®, Spalding®, and Dudley®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its website address is www.russellcorp.com.

Forward Looking Statement
This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate”, “believe”, “intend”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) risks related to the Spalding and Bike business; (b) risks related to our overall acquisition strategy; (c) foreign currency exchange rates; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products; (f) price volatility of raw materials; (g) our ability to implement and achieve the goals of our Operational Improvement Program and other cost-saving initiatives; (h) the success of our marketing and advertising programs; (i) risks associated with new products and new product features; (j) the collectibility of receivables from our customers; (k) pension expenses; (l) the costs of insurance and other selling, general and administrative expenses; (m) risks relating to taxes; (n) changes in the weather; (o) risks associated with our contractual commitments; and (p) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

- Tables to follow –

RUSSELL CORPORATION
Consolidated Statements of Operations
(Dollars in Thousands Except Share and Per Share Amounts)

	(2)		(2)
	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	1/3/04	1/4/03	1/3/04	1/4/03

	(Unaudited)	(Unaudited)	(Unaudited)	(Note 1)
Net sales	$302,354	$308,445	$1,186,263	$1,164,328
Cost of goods sold	211,032	216,342	842,127	825,763

Gross profit	91,322	92,103	344,136	338,565

Selling, general and administrative expenses	64,973	61,326	246,477	235,810
Other expense (income) — net	1,218	317	4,018	(2,216)

Operating income	25,131	30,460	93,641	104,971

Interest expense	7,227	7,439	29,663	30,246
Debt retirement charge (1)	—	—	—	20,097

Income before income taxes	17,904	23,021	63,978	54,628

Provision for income taxes	3,432	8,564	20,939	20,322

Net income	$14,472	$14,457	$43,039	$34,306

Weighted-average common shares outstanding:
Basic	32,501,189	32,194,366	32,376,617	32,127,579
Diluted	32,785,080	32,312,994	32,726,472	32,269,813
Net income per common share:
Basic	$0.45	$0.45	$1.33	$1.07
Diluted	$0.44	$0.45	$1.32	$1.06

Cash dividends per common share	$0.04	$0.04	$0.16	$0.16

(1)	The charge for the early retirement of debt, associated with our debt refinancing in 2002, has been reclassified to conform with Statement of Financial Accounting Standard No. 145 (“SFAS No. 145”). Prior to the adoption of SFAS No. 145, this charge was properly classified net of tax as an extraordinary item.

(2)	Includes $5.9 million and $7.3 million of pre-tax special charges for the 13 weeks ended January 3, 2004 and the 52 weeks ended January 3, 2004, respectively. These special charges relate to our Operational Improvement Program announced in October 2003 along with further write downs on assets held for sale.

Note 1 — Derived from audited financial statements.

RUSSELL CORPORATION
Consolidated Balance Sheets
(Dollars in Thousands Except Share and Per Share Amounts)

	1/3/04	1/4/03

ASSETS	(Unaudited)	(Note 1)

Current assets:
Cash	$20,116	$68,619
Accounts receivable, net	175,514	148,915
Inventories	346,946	306,658
Prepaid expenses and other current assets	16,521	15,373
Deferred income taxes	—	—
Income tax receivable	14,585	11,280

Total current assets	573,682	550,845

Property, plant & equipment, net	303,234	332,009

Other assets	146,391	80,261

Total assets	$1,023,307	$963,115

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$78,368	$71,291
Accrued expenses	76,993	75,678
Deferred income taxes	5,165	6,505
Short-term debt	4,088	7,253
Current maturities of long-term debt	5,000	5,000

Total current liabilities	169,614	165,727

Long-term debt, less current maturities	272,355	265,000

Deferred liabilities:
Income taxes	6,609	9,384
Pension and other	59,865	55,751

Commitments and contingencies	—	—

Stockholders’ equity:
Common Stock, par value $.01 per share; authorized 150,000,000 shares, issued 41,419,958 shares	414	414
Paid-in capital	38,625	42,877
Retained earnings	713,310	675,448
Treasury stock, at cost (8,897,075 shares at 1/3/04 and 9,233,545 shares at 1/4/03)	(208,038)	(218,113)
Accumulated other comprehensive loss	(29,447)	(33,373)

Total stockholders’ equity	514,864	467,253

Total liabilities & stockholders’ equity	$1,023,307	$963,115

Note 1 — Derived from audited financial statements.

RUSSELL CORPORATION
Unaudited Financial Highlights
(Dollars in Thousands)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	1/3/04	1/4/03	1/3/04	1/4/03

Net Sales by Distribution Channel
Domestic Athletic	$98,017	$82,637	$375,822	$302,738
Domestic Mass Retail	85,949	101,437	344,513	350,224
Domestic Artwear/Careerwear	95,019	101,736	364,509	423,364
International Activewear	23,369	22,635	101,419	88,002

Consolidated total	$302,354	$308,445	$1,186,263	$1,164,328

RUSSELL CORPORATION
Unaudited Financial Highlights
(Dollars in Thousands Except Share and Per Share Amounts)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	1/3/04	1/4/03	1/3/04	1/4/03

Reconciliation to Adjusted Earnings Per Diluted Share
Net income — GAAP basis	$14,472	$14,457	$43,039	$34,306
Plus (minus) reconciling items (after tax):
Operational Improvement Plan & asset impairments	4,035	—	4,913	—
Non-recurring favorable tax effects	(2,635)	—	(2,635)	—
K-Mart reserve	—	—	—	3,140
Gain on sales of assets	—	—	—	(1,603)
Debt retirement charge	—	—	—	12,621

Adjusted net income	$15,872	$14,457	$45,317	$48,464

Weighted-average common shares outstanding — diluted	32,785,080	32,312,994	32,726,472	32,269,813

Net income per common share — diluted	$0.48	$0.45	$1.38	$1.50